                                                                  EXHIBIT (M)(1)

                              AMENDED AND RESTATED

                          DISTRIBUTION AND SERVICE PLAN

         WHEREAS, MainStay VP Series Fund, Inc. (the "Company")is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and has established several separate series of shares of common stock ("portfolios");

         WHEREAS, the Company issues and sells shares of its portfolios to separate accounts of life insurance companies ("Insurers") to serve as investment vehicles for variable annuities and/or variable life contracts issued by such Insurers ("Variable Contracts") and may issue and sell shares of its portfolios to such other persons who may purchase such shares under Treasury Regulation Section 1.817-5, which may include, among others, qualified pension and retirement plans ("Qualified Plans");

         WHEREAS, shares of common stock of each portfolio listed in the attached Schedule A, which may be amended from time to time (each a "Portfolio," collectively, the "Portfolios"), are divided into separate classes of shares, designated Initial Class shares and Service Class shares;

         WHEREAS, the Board of Directors of the Company has considered the adoption of this Distribution and Service Plan ("Plan") with respect to Service Class shares of the Portfolios as set forth hereinafter;

         WHEREAS, the Company has entered into a Distribution and Service Agreement with NYLIFE Distributors LLC (the "Distributor"), pursuant to which the Distributor furnishes certain distribution and shareholder services with respect to Service Class shares of each Portfolio; and

         WHEREAS, the Board of Directors of the Company has decided, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Company, the Portfolios, and their respective shareholders (for purposes of the Plan, shareholders include beneficial owners of shares, such as owners of Variable Contracts and Qualified Plans).

         NOW, THEREFORE, the Company hereby adopts the Plan with respect to the Service Class shares of each Portfolio, and the Distributor hereby agrees to the terms of the Plan, in accordance with Rule 12b-l under the 1940 Act, on the following terms and conditions:

         1. With respect to the Service Class shares of each Portfolio, the Company shall pay to the Distributor, as the distributor of the Service Class shares of such Portfolio, a distribution or service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Portfolio's Service Class shares. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

         2. The amount set forth in paragraph 1 of this Plan may be retained by the Distributor or used by the Distributor to pay securities dealers and other financial institutions and organizations (a) for servicing shareholder accounts, including retention or payment of a continuing fee which may accrue immediately after the sale of shares; and (b) for services in connection with any activities or expenses primarily intended to result in the sale of the Service Class shares of the Portfolios, including, but not limited to, retention or payment of compensation, including incentive compensation, to provide or obtain various distribution-related and/or administrative services for the Service Class shares. These services may include, among other things, processing new Variable Contract account applications, preparing and transmitting to the Portfolio's Transfer Agent computer processable tapes of all transactions by owners of Variable Contracts and Qualified Plans and serving as the primary source of information to owners of Variable Contracts and Qualified Plans in answering questions concerning the Service Class shares and their transactions with the Service Class shares. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature, training and educating agents, and other promotional activities on behalf of the Service Class shares of the Portfolios. In addition, this Plan hereby authorizes payment by the Service Class shares of the cost of preparing, printing and distributing Service Class Prospectuses and Statements of Additional Information to prospective owners of Variable Contracts and Qualified Plans and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges, if any, received by the Distributor. Such amounts shall be compensation to the Distributor for such services without regard to the Distributor's actual expenses for rendering such services, which may be less than or greater than the amounts paid to the Distributor as compensation hereunder.

         3. This Plan (and any related agreement) shall not take effect until it has been approved by votes of a majority of both (a) the Company's Board of Directors and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. After approval as set forth in paragraph 3, and any other approvals required pursuant to the 1940 Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Company's Board of Directors. The Plan shall continue in full force and effect as to the Service Class shares of each Portfolio for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

         5. The Distributor shall provide to the Directors of the Company and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated as to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Directors or by a vote of a majority of the outstanding voting securities of Service Class shares of the Portfolio on not more than 30 days' written notice to any other party to the Plan.

         7. This Plan may not be amended to increase materially the amount of the fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Service Class shares of a Portfolio, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Rule 12b-1 Directors shall be committed to the discretion of the other Rule 12b-1 Directors.

         9. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 22nd day of December, 2005.




                                              MAINSTAY VP SERIES FUND, INC.



                                              By:    /s/ Anne F. Pollack
                                                     -------------------------
                                              Name:  Anne F. Pollack
                                              Title: President




                                              NYLIFE DISTRIBUTORS LLC



                                              By:    /s/ Brian A. Murdock
                                                     -------------------------
                                              Name:  Brian A. Murdock
                                              Title: President

                                   SCHEDULE A

                               WITH RESPECT TO THE

                          DISTRIBUTION AND SERVICE PLAN

                                     BETWEEN

            MAINSTAY VP SERIES FUND, INC. AND NYLIFE DISTRIBUTORS LLC


Portfolios - Service Class Shares

MainStay VP Balanced Portfolio
MainStay VP Basic Value Portfolio
MainStay VP Bond Portfolio
MainStay VP Capital Appreciation Portfolio
MainStay VP Common Stock Portfolio
MainStay VP Convertible Portfolio
MainStay VP Developing Growth Portfolio
MainStay VP Floating Rate Portfolio
MainStay VP Government Portfolio
MainStay VP High Yield Corporate Bond Portfolio
MainStay VP Income & Growth Portfolio
MainStay VP International Equity Portfolio
MainStay VP Large Cap Growth Portfolio
MainStay VP Mid Cap Core Portfolio
MainStay VP Mid Cap Growth Portfolio
MainStay VP Small Cap Growth Portfolio
MainStay VP Mid Cap Value Portfolio
MainStay VP S&P 500 Index Portfolio
MainStay VP Total Return Portfolio
MainStay VP Value Portfolio
MainStay VP Conservative Allocation Portfolio
MainStay VP Growth Allocation Portfolio
MainStay VP Moderate Allocation Portfolio
MainStay VP Moderate Growth Allocation Portfolio